            Consent of Independent Registered Public Accounting Firm


We consent to the reference of our firm under "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated April 23, 2010 with respect to the financial statements of RiverSource Life Insurance Co. of New York and to the use of our report dated April 23, 2010 with respect to the financial statements of RiverSource of New York Variable Annuity Account included in this Post-Effective Amendment No. 33 to the Registration Statement (Form N-4, No. 333-91691) for the registration of the RiverSource(R) RAVA 5 Advantage(SM)
Variable Annuity/RiverSource(R) RAVA 5 Select(SM)
Variable Annuity/RiverSource(R) RAVA 5 Access(SM) Variable Annuity offered by RiverSource Life Insurance Co. of New York.

                                                           /s/ Ernst & Young LLP



Minneapolis, Minnesota
July 9, 2010